ImmuCell Announces Sales and Earnings Growth for Second Quarter and First Half of 2005

PORTLAND, ME -- 07/20/2005 -- ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three and six month periods ended June 30, 2005.

For the three months ended June 30, 2005, product sales increased by 32%, or $206,000, to $848,000, in comparison to the same period in 2004. For the six months ended June 30, 2005, product sales increased by 22%, or $417,000, to $2,276,000, in comparison to the same period in 2004.

"Our lead product, First Defense®, continued to produce solid sales gains," commented Michael F. Brigham, president and CEO. "Most of our R&D efforts were invested in supporting the development of Mast Out® under our December 2004 licensing agreement with Pfizer."

The Company recognized net income of $79,000, or $0.03 per diluted share, for the three months ended June 30, 2005, in contrast to a net loss of $(58,000), or $(0.02) per share during the same period in 2004. For the six months ended June 30, 2005, the Company recognized net income of $339,000, or $0.11 per diluted share, in comparison to net income of $114,000, or $0.04 per diluted share during the same period in 2004.

The Company's cash, cash equivalents and short-term investments increased by 11%, or $475,000, to $4,925,000 at June 30, 2005, as compared to $4,450,000 at December 31, 2004. Stockholders' equity increased by 6%, or $454,000, to $8,183,000 at June 30, 2005, as compared to $7,729,000 at December 31, 2004. The Company had 2,847,000 shares of common stock outstanding as of June 30, 2005.

                                    (Unaudited)            (Unaudited)
                                 Three Months Ended     Six Months Ended
(In thousands, except per             June 30,               June 30,
 share amounts)                   2005       2004        2005       2004
Revenues:                       -------    -------     -------    -------
Product sales                   $   848    $   642     $ 2,276    $ 1,860
Other revenues                      136         23         304         47
                                -------    -------     -------    -------
Total revenues                      984        665       2,580      1,907

Cost and expenses:
Product costs                       349        300         911        759
Research and development
 expenses                           253        241         567        463
Selling, general and
 administrative expenses            278        234         585        516
                                -------    -------     -------    -------
Total costs and expenses            880        775       2,063      1,738
                                -------    -------     -------    -------
Net operating income (loss)         104       (110)        517        169

Interest and other income            31         15          52         26
                                -------    -------     -------    -------

Income (loss) before
 income taxes                       135        (95)        569        195
Income tax expense (benefit)         56        (37)        230         81
                                -------    -------     -------    -------
Net income (loss)               $    79    $   (58)    $   339    $   114
                                =======    =======     =======    =======

Net income (loss) per
 common share:
Basic                           $  0.03    $ (0.02)    $  0.12    $  0.04
Diluted                         $  0.03    $ (0.02)    $  0.11    $  0.04

Weighted average common
 shares outstanding:
Basic                             2,804      2,758       2,799      2,751
Diluted                           2,956      2,758       2,976      2,947

                                          (Unaudited)
                                          At June 30,     At December 31,
                                              2005             2004
(In thousands)                              -------          -------
Cash, cash equivalents and
 short-term investments                     $ 4,925          $ 4,450
Total assets                                  9,785            9,530
Net working capital                           5,533            4,998
Stockholders' equity                        $ 8,183          $ 7,729
ImmuCell Corporation is a biotechnology company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at http://www.immucell.com.

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106